Exhibit 99.1

Zynex Announces 2022 Fourth Quarter and Full Year Earnings

Englewood, CO, March 13, 2023 -- Zynex, Inc. (Nasdaq: ZYXI) an innovative medical technology company specializing in the manufacture and sale of non-invasive medical devices for pain management, rehabilitation, and patient monitoring, today reported financial results for the fourth quarter and full year ended December 31, 2022.

-	2022 Fourth Quarter Highlights:
o	Orders increased 48%; highest number of orders in Company history for the 3rd consecutive quarter
o	Revenue increased 21% year over year to $48.8 million
o	Net income of $7.5 million; Diluted EPS $0.20
o	Adjusted EBITDA of $11.4 million

-	2022 Full Year Highlights:
o	Orders increased 23%
o	Revenue increased 21% year over year to $158.2 million
o	Net income of $17.0 million; Diluted EPS of $0.44
o	Adjusted EBITDA increased 5% to $28.1 million
o	7th straight year of profitability

Fourth Quarter Financial Results Summary:

For the fourth quarter, the Company reported net revenue of $48.8 million, a 21% increase over fourth quarter of 2021. Gross margins were 81% and net income was $7.5 million, a 53% increase from Q3 2022.

As of December 31, 2022, the Company had working capital of $48.5 million. Cash on hand was $20.1 million at the end of the fourth quarter. The Company produced $13.7 million in cash from operations in 2022, an increase of 98% compared to 2021.

President and CEO Commentary:

“We had a strong end to a record setting 2022, marked by increased revenue and orders every single quarter,” said Thomas Sandgaard, President and CEO. “Our operating cash flows allowed us to buy back over $26 million of our common stock during 2022 which benefits all shareholders. Additionally, Zynex Monitoring Solutions (ZMS) is making significant progress with clinical data collection, and we expect to hit several regulatory milestones in 2023. We look forward to maintaining shareholder value through continued financial health and double-digit growth going forward.”

First Quarter and Full Year 2023 Guidance

Full year 2023 revenue is estimated to range between $180 - $200 million and with Diluted EPS of $0.40 - $0.50 per share. The revenue range is based on our best estimates of labor market conditions and sales rep productivity. Diluted EPS is impacted by increased operating expenses to support ZMS as the Laser-based Pulse Oximetry products are prepared for FDA submission and the fluid monitor is readied for the market.

First quarter 2023 revenue is estimated to range between $39.0 - $41.0 million, an increase of approximately 29% from Q1 2022. First quarter revenue is affected by the resetting of health insurance deductibles in the beginning of a calendar year, seasonably lower revenues in the first quarter are a historical trend for Zynex and an industry norm. First quarter Diluted EPS is estimated to range between $0.00- $0.03.

Conference Call and Webcast Details

Monday, March 13, 2023 at 6:30 a.m. MT / 8:30 a.m. ET

To register and participate in the webcast, interested parties should click on the following link or dial in approximately 10-15 minutes prior to the webcast: https://app.webinar.net/v2J4N7gNEw7

US Participant Dial In (TOLL FREE): 1-844-825-9790

International Participant Dial In: 1-412-317-5170

Canada Participant Dial In (TOLL FREE): 1-855-669-9657

Non-GAAP Financial Measures

Zynex reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition, the Company is providing in this news release financial information in the form of Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, other income/expense, stock compensation, restructuring and non-cash lease charges). Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance. Adjusted EBITDA can be useful for investors or lenders as an indicator of available earnings. Non-GAAP financial measures should not be considered in isolation from, or as an alternative to, the financial information prepared in accordance with GAAP.

About Zynex, Inc.

Zynex, founded in 1996, develops, manufactures, markets, and sells medical devices used for pain management and rehabilitation as well as non-invasive fluid, sepsis, and laser-based pulse oximetry monitoring systems for use in hospitals. For additional information, please visit: www.zynex.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward looking statements. The Company makes no express or implied representation or warranty as to the completeness of forward-looking statements or, in the case of projections, as to their attainability or the accuracy and completeness of the assumptions from which they are derived. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain C.E. marking of new products, the acceptance of new products as well as existing products by doctors and hospitals, larger competitors with greater financial resources, the need to keep pace with technological changes, our dependence on the reimbursement for our products from health insurance companies, our dependence on third party manufacturers to produce our products on time and to our specifications, implementation of our sales strategy including a strong direct sales force, the impact of COVID-19 on the global economy and other risks described in our filings with the Securities and Exchange Commission including but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2021 as well as our quarterly reports on Form 10-Q and current reports on Form 8-K.

Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact: Zynex, Inc. (800) 495-6670

Investor Relations Contact:

Gilmartin Group

Investor Relations Counsel

ir@zynex.com

SOURCE Zynex

ZYNEX, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31,	December 31,
	2022	2021
ASSETS
Current assets:
Cash	$20,144	$42,612
Accounts receivable, net	35,063	28,632
Inventory, net	13,484	10,756
Prepaid expenses and other	868	689
Total current assets	69,559	82,689

Property and equipment, net	2,175	2,186
Operating lease asset	12,841	16,338
Finance lease asset	270	389
Deposits	591	585
Intangible assets, net of accumulated amortization	9,067	9,975
Goodwill	20,401	20,401
Deferred income taxes	1,562	711
Total assets	$116,466	$133,274

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$5,601	$4,739
Cash dividends payable	16	3,629
Operating lease liability	2,476	2,859
Finance lease liability	128	118
Income taxes payable	1,995	2,296
Current portion of debt	5,333	5,333
Accrued payroll and related taxes	5,537	3,897
Total current liabilities	21,086	22,871
Long-term liabilities:
Long-term portion of debt, less issuance costs	5,293	10,605
Contingent consideration	10,000	9,700
Operating lease liability	13,541	15,856
Finance lease liability	188	317
Total liabilities	50,108	59,349

Common stock	39	41
Additional paid-in capital	82,431	80,397
Treasury stock	(33,160)	(6,513)
Retained earnings	17,048	-
Total stockholders' equity	66,358	73,925
Total liabilities and stockholders' equity	$116,466	$133,274

ZYNEX, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share data)

(unaudited)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2022	2021	2022	2021
NET REVENUE
Devices	$15,918	$13,349	$43,497	$36,613
Supplies	32,887	27,017	114,670	93,688
Total net revenue	48,805	40,366	158,167	130,301

COSTS OF REVENUE AND OPERATING EXPENSES
Costs of revenue - devices and supplies	9,388	7,331	32,005	27,321
Sales and marketing	19,166	13,628	67,116	54,290
General and administrative expense	10,141	7,821	36,108	26,324
Total costs of revenue and operating expenses	38,695	28,780	135,229	107,935

Income from operations	10,110	11,586	22,938	22,366

Other expense
Loss on change in fair value of contingent consideration	(300)	-	(300)	-
Interest expense	(95)	(23)	(440)	(95)
Other expense	(395)	(23)	(740)	(95)

Income from operations before income taxes	9,715	11,563	22,198	22,271
Income tax expense	2,263	2,669	5,150	5,168
Net Income	$7,452	$8,894	$17,048	$17,103

Net income per share:
Basic	$0.20	$0.23	$0.44	$0.45
Diluted	$0.20	$0.23	$0.44	$0.44

Weighted average basic shares outstanding	37,236	38,411	38,467	38,317
Weighted average diluted shares outstanding	37,960	39,170	39,127	39,197

ZYNEX, INC.

Reconciliation of GAAP to Non-GAAP Measures

(in thousands)

(unaudited)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2022	2021	2022	2021
Adjusted EBITDA:
Net income	$7,452	$8,894	$17,048	$17,103
Depreciation and Amortization*	423	214	1,648	925
Stock-based compensation expense	640	589	2,342	1,630
Restructuring/severance**	-	-	-	318
Interest expense and other, net	395	23	740	95
Non-cash lease expense ***	183	572	1,165	1,428
Income tax expense	2,263	2,669	5,150	5,168
Adjusted EBITDA	$11,356	$12,961	$28,093	$26,667
% of Net Revenue	23%	32%	18%	20%

* Depreciation does not include amounts related to units on lease to third parties which are depreciated and included in cost of goods sold.

** Severance of former COO Giusseppe Papandrea which was fully expensed in Q1-2021

*** Amount expensed on new company headquarters in excess of cash payments due to abated rent